                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                  by and among

                            OPNET TECHNOLOGIES, INC.,

                            OPNET DEVELOPMENT CORP.,

                               MAKE SYSTEMS, INC.

                                       and

                               METROMEDIA COMPANY
              (for the purposes of Sections specified herein only)

                                   dated as of

                                 March 20, 2001
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                                TABLE OF CONTENTS

1.  Sale and Delivery of the Assets............................................1

        1.1      Delivery of the Assets to the Buyer...........................1
        1.2      Assumption of Liabilities; Payments...........................3
        1.3      Purchase Price................................................4
        1.4      Allocation of Purchase Price and Assumed Liabilities..........5
        1.5      The Closing...................................................5
        1.6      Further Assurances............................................5
        1.7      Post Closing Adjustments......................................5

2.  Representations of the Seller..............................................7

        2.1      Organization..................................................7
        2.2      Capitalization of the Seller..................................8
        2.3      Authorization; No Consents....................................8
        2.4      Ownership of the Assets.......................................9
        2.5      Financial Statements..........................................9
        2.6      Absence of Undisclosed Liabilities...........................10
        2.7      Litigation...................................................10
        2.8      Insurance....................................................10
        2.9      Fixed Assets.................................................11
        2.10     Leases.......................................................11
        2.11     Change in Financial Condition and Assets.....................12
        2.12     Tax Matters..................................................12
        2.13     Accounts Receivable..........................................13
        2.14     Books and Records............................................13
        2.15     Contracts and Commitments....................................13
        2.16     Compliance with Agreements and Laws..........................14
        2.17     Employee Relations...........................................14
        2.18     Absence of Certain Changes or Events.........................15
        2.19     Customers....................................................16
        2.20     Prepayments and Deposits.....................................16
        2.21     Intellectual Property........................................16
        2.22     Employee Benefit Plans.......................................18
        2.23     Acquired Assets Complete.....................................20
        2.24     Indebtedness to and from Officers, Directors
                 and Shareholders.............................................20
        2.25     Investment...................................................20
        2.26     Experience...................................................21
        2.27     Brokers' Fees................................................21

3.  Representations of the Parent and Buyer...................................21
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        3.1      Organization and Authority...................................21
        3.2      Capitalization of the Parent.................................21
        3.3      Newly Issued Shares..........................................21
        3.4      Authorization; No Consents...................................22
        3.5      Regulatory Approvals.........................................22
        3.6      Reports and Financial Statements.............................22
        3.7      Absence of Certain Changes...................................23
        3.8      Litigation...................................................23
        3.9      Intellectual Property........................................23
        3.10     Interim Operations of Buyer..................................24
        3.11     Brokers' Fees................................................24

4.  Covenants.................................................................24

        4.1      Public Announcements.........................................24
        4.2      Closing Efforts..............................................24
        4.3      Governmental and Third-Party Notices and Consents............24
        4.4      Operation of Business of the Division........................24
        4.5      Access to Information; Confidentiality.......................26
        4.6      Exclusivity; Letter Agreement................................26
        4.7      Employee Matters.............................................26
        4.8      Treatment of 401(k)..........................................28
        4.9      Nonassignability.............................................28

5.  Conditions................................................................29

        5.1      Conditions to Each Party's Obligations.......................29
        5.2      Conditions to Obligations of Parent and Buyer................29
        5.3      Conditions to Obligations of the Seller......................31

6.  Closing Deliveries........................................................32

        6.1      Seller Closing Deliveries....................................32
        6.2      Parent Closing Deliveries....................................32

7.  Indemnification...........................................................33

        7.1      Survival of Representations..................................33
        7.2      Indemnification by Metromedia and the Seller.................33
        7.3      Indemnification by Parent and Buyer..........................34
        7.4      Conditions of Indemnification................................35
        7.5      Escrow Agreement; Limitations................................36

8.  Post-Closing Agreements...................................................37

        8.1      Proprietary Information......................................37
        8.2      Non-Solicitation and Non-Competition Agreement...............37
        8.3      Provision of Data; Accounts Receivable.......................38
        8.4      Product Claims and Returns...................................39
        8.5      Use of Name..................................................39

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9.  Restrictions on Transfer..................................................39

        9.1      Lock-Up......................................................39
        9.2      Transfer of Shares...........................................40

10. Termination...............................................................41

        10.1     Termination..................................................41

11. Provisions Related to Metromedia..........................................41

        11.1     Representations of Metromedia................................41
        11.2     Covenants....................................................43

12. Miscellaneous.............................................................44

        12.1     Transfer and Sales Tax.......................................44
        12.2     Notices......................................................44
        12.3     Successors and Assigns.......................................45
        12.4     Entire Agreement; Amendments; Attachments....................45
        12.5     Expenses.....................................................45
        12.6     Governing Law................................................45
        12.7     Section Headings.............................................46
        12.8     Severability.................................................46
        12.9     Counterparts.................................................46

Schedules to be provided by the Seller

1.1(a)(v)        -    Fixed Assets
1.1(b)           -    Excluded Assets
1.2              -    Assumed Liabilities
2.3(b)(iv)       -    Authorization; No Consents
2.3(c)           -    Debt
2.4              -    Encumbrances
2.5              -    Financial Statements
2.6              -    Undisclosed Liabilities
2.7              -    Litigation
2.8              -    Insurance
2.9              -    Fixed Assets
2.11             -    Changes in Financial Condition
2.13             -    Accounts Receivable
2.15(a)          -    Division Contracts
2.15(b)          -    Contract Exceptions
2.16             -    Permits
2.17(b)          -    Employee Relations
2.17(c)(i)       -    Employee Benefits
2.17(c)(ii)      -    Contracts with Division Employees
2.18             -    Certain Changes or Events
2.19             -    Customer List
2.20             -    Prepayments and Deposits
2.21(a)          -    Intellectual Property
2.21(b)          -    Intellectual Property Infringement Claims
2.21(c)          -    Licenses to Third-Parties
2.21(d)          -    Licenses to Company
2.21(e)          -    Source Code
2.22             -    Employee Plans
2.23             -    Acquired Assets Complete
2.24             -    Affiliated Indebtedness
4.7(b)           -    Division Employees Past Offers
4.7(c)           -    Division Employees Future Offers
5.2(a)           -    Conditions to Obligations of Parent and Buyer

Exhibits
A - Instrument of Assignment and Assumption
B - Escrow Agreement
C-1 Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
C-2 Opinion of David Persing
D - Amended and Restated Registration Rights Agreement
E - Opinion of Hale and Dorr LLP

F - Bill of Sale
G - Net Worth Certificate

                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement ("Agreement") is made as of the 20th day of March, 2001 by and among OPNET Technologies, Inc., a Delaware corporation with its principal office at 7255 Woodmont Avenue, Bethesda, Maryland 20814-2959 (the "Parent"), OPNET Development Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the "Buyer"), Make Systems, Inc., a California corporation with its principal office at 1 Waters Park Drive, Suite 250, San Mateo, California, 94403 (the "Seller"), and, for purposes of Sections 4.6, 4.9(c), 5.2, 7, 8.1, 8.2, 9, 10, 11 and 12 only, Metromedia Company, a Delaware general partnership with its principal office at One Meadowlands Plaza, East Rutherford, New Jersey 07073 ("Metromedia"), relating to the sale of the business as a going concern heretofore conducted by a division of Seller (the "Division") under the trade names Make Systems and NetMaker, including the Assets (as defined below) and the goodwill appurtenant to such business and assets. The Parent, Buyer, Seller and Metromedia are sometimes hereinafter referred to as the "Parties," or each individually as a "Party."

                              Preliminary Statement

      WHEREAS, each of the Boards of Directors of the Parent, the Buyer and Seller has approved, and deems it advisable and in the best interests of its respective shareholders to consummate the acquisition of the Division by the Buyer, which acquisition is to be effected by the sale by the Seller of all the Assets (as defined below) to the Buyer, subject only to those liabilities expressly assumed by the Buyer pursuant hereto, and otherwise upon the terms and subject to the conditions set forth herein;

      NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

      1. Sale and Delivery of the Assets.

            1.1 Delivery of the Assets to the Buyer.

                  (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, all of the Seller's right, title and interest in and to the Division as a going concern, including all the Assets (as defined below), free and clear of all claims, liabilities, liens, pledges, charges, encumbrances, mortgages, security interests, restrictions, prior assignments, and claims and equities of any kind or nature whatsoever (collectively, "Encumbrances"), except for the Encumbrances specifically to be assumed by Buyer pursuant to the Instrument of Assumption (as defined below) ("Permitted Encumbrances"). The Assets shall include, without limitation, all of the Seller's right, title and interest in and to:

                        (i) all Division Intellectual Property, as such term is defined in Section 2.21;

                        (ii) all rights under the Division Contracts (as defined below) including the Conveyed Lease (as defined below);

                        (iii) all product records, customer correspondence, production records, contract files, technical, accounting, manufacturing and procedural manuals, customer lists, employment records, studies, reports or summaries relating to any environmental conditions or consequences of any operation, present or former, as well as all studies, reports or summaries relating to any environmental aspect or the general condition of the Assets, and any confidential information which has been reduced to writing or electronic form to the extent that any of the foregoing relate to or arise out of the business of the Division;

                        (iv) all rights under express or implied warranties from the suppliers relating to the Assets or relating to or arising out of the business of the Division;

                        (v) all of the machinery, equipment, tools, fixtures, furniture, leasehold improvements and construction in progress utilized by the Division on the Closing Date (as defined below) specified on Schedule 1.1(a)(v) (collectively, the "Fixed Assets");

                        (vi) all prepaid expenses, deposits and other similar assets related to the Division existing on the Closing Date;

                        (vii) all assets and property physically located at the Conveyed Leased Premises (as defined below) on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed;

                        (viii) all rights of the Seller under any non-disclosure agreements, non-solicitation agreements and non-competition agreements entered into with the Seller's employees and other parties to the extent such rights relate to the Division, the Assets or the business conducted by the Division;

                        (ix) all accounts, accounts receivable, notes and notes receivable existing on the Closing Date related to the Division or the Assets (collectively, the "Accounts Receivable"), exclusive of the Excluded Receivables (as defined below); and

                        (x) except as specifically provided in Section 1.1(b) hereof, all other assets, properties, claims, rights and interests of the Seller related to the Division and the Assets which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed.

                  (b) Notwithstanding the provisions of paragraph (a) above, the Assets to be transferred to the Buyer under this Agreement shall not include (collectively, the "Excluded Assets"): (x) all accounts, accounts receivable, notes and notes receivable which have been billed through the Closing Date related to the Division or the Assets (collectively, the "Excluded

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Receivables"), (y) any state, federal or local Tax (as defined below) related assets of the Seller, whether current or deferred, or (z) those assets listed on
Schedule 1.1(b) attached hereto.

                  (c) The Division Intellectual Property, Division Contracts, Fixed Assets, Accounts Receivable and all other properties, assets and business described in Section 1.1(a) above shall be referred to collectively as the "Assets."

            1.2 Assumption of Liabilities; Payments.

                  (a) At the Closing, the Buyer and the Seller shall execute and deliver an Instrument of Assignment and Assumption (the "Instrument of Assumption") substantially in the form attached hereto as Exhibit A, pursuant to which Buyer shall assume and agree to perform, pay and discharge the following liabilities, obligations and commitments of the Seller (the "Assumed Liabilities"):

                        (i) the deferred revenue of the Division as of the Closing Date;

                        (ii) the Seller's accrued obligation reflected on the balance sheet of the Division as of February 28, 2001 (the "Balance Sheet Date") included in Schedule 2.5 (the "Division Balance Sheet") to pay bonuses of $150,000 in the aggregate to the Division Offered Employees (as defined below) in recognition of their past performance;

                        (iii) All obligations of the Seller continuing after the Closing under the Conveyed Lease and Division Contracts set forth on Schedule 2.15(a) attached hereto which become due and payable after the Closing Date; and

                        (iv) Only those other liabilities and obligations of the Seller specifically identified in Schedule 1.2 attached hereto.

                  (b) At the Closing, the Seller shall perform, pay and discharge the following liabilities, obligations and commitments:

                        (i) All accounts payable and accrued liabilities of the Division including those reflected on the Division Balance Sheet as of the Balance Sheet Date that are not included in the Assumed Liabilities (excluding amounts owed under the Excluded Lease (as defined below));

                        (ii) All accounts payable and accrued liabilities of the Seller incurred from the Balance Sheet Date to the Closing Date incurred by or in respect of the Division that are not included in the Assumed Liabilities (excluding amounts owed under the Excluded Lease);

                        (iii) All accounts payable and accrued liabilities of the Seller which are due as of the Closing; and

                        (iv) All other accounts payable and accrued liabilities of the Seller which are not due as of the Closing to the extent such accounts payable and accrued liabilities exceed $50,000 in the aggregate (excluding amounts owed under the Excluded Lease, any amounts owed to Metromedia and any amounts owed in respect of accrued salary and vacation to employees of the Seller who will remain employed by the Seller after Closing).

                  (c) For the avoidance of doubt, without limitation, Assumed Liabilities shall not include (x) any Employee Plan (as defined below), relating to any period whether before or after the Closing Date, including, without limitation, any Taxes, accrued vacation or sick pay (whether or not vested), sick and personal leaves, employee policies, employee benefit claims or liability to the Pension Guaranty Corporation, (y) the Lease Agreement (the "Excluded Lease") by and between Treehouse Properties, LLC and Make Systems, Inc., dated August 31, 1999, or (z) any Tax liability.

            1.3 Purchase Price.

                  (a) The purchase price for the Assets shall consist of: (i) Five Million Dollars ($5,000,000) (the "Cash Purchase Price"), and (ii) the Parent Shares (as defined below), subject to the terms of paragraphs (b), (c) and (d) of this Section 1.3 and the adjustments provided in Section 1.7 hereof (the Cash Purchase Price and the Parent Shares are hereinafter collectively referred to as the "Purchase Price").

                  (b) At the Closing, the Buyer shall deliver to the Seller (i) Three Million-Nine Hundred and Ninety Thousand Dollars ($3,990,000) by wire transfer of immediately available funds to an account designated by the Seller at least two business days prior to the Closing, and (ii) certificates representing the Parent Shares.

                  (c) At the Closing, the Buyer shall deposit with Riggs Bank (the "Escrow Agent") the sum of Eight Hundred Thousand Dollars ($800,000.00) in cash (the "Escrow Amount"), by wire transfer of immediately available funds to an account designated by the Escrow Agent at least two business days prior to the Closing into an escrow account in accordance with the terms of the Escrow Agreement, in the form attached hereto as Exhibit B. Without limitation of liability, the Escrow Amount will secure the indemnification obligations of the Seller and Metromedia set forth in this Agreement. The Escrow Amount shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Amount shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. The adoption of this Agreement and the approval of the transaction by the Seller's shareholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Amount in escrow.

                  (d) Within five business days of the Balance Sheet Resolution Date (as defined below), the Buyer shall deliver to the Seller by wire transfer of immediately available funds to an account designated by the Seller on the Balance Sheet Resolution Date the amount, if any, by which (i) Two Hundred Ten Thousand Dollars ($210,000.00), (the "Holdback Cash"), exceeds (ii) the amount of any Seller Deficiency (as defined below), together with interest on such excess amount at a rate of 5% per annum from the Closing Date until payment.

                  (e) "Parent Shares" means (x) 650,000 shares of common stock, par value $.001 per share, of Parent ("Parent Common Stock"), if the Average Price (as defined below) is not more than $20 per share and not less than $16 per share, (y) if the Average Price is more than $20 per share, a number of shares of Parent Common Stock equal to $13,000,000 divided by the Average Price, or (z) if the Average Price is less than $16 per share, a number of shares of Parent Common Stock equal to the lesser of (i) $10,400,000 divided by the Average Price, and (ii) 675,000. "Average Price" means the average of the last reported sales prices per share of Parent Common Stock at the 4:00 p.m., eastern time, end of regular trading hours, on each trading day in the Trading Period (as defined below). "Trading Period" means the 20 consecutive trading day period ending on March 23, 2001.

            1.4 Allocation of Purchase Price and Assumed Liabilities. The Parties shall negotiate in good faith the allocation of the aggregate amount of the Purchase Price and the Assumed Liabilities among the Assets. Such allocation shall be subject to adjustment to the extent that the Purchase Price is adjusted pursuant to Section 1.7 hereof in the manner specified in such Section. Any disputes concerning such changes in allocation shall be resolved in accordance with the procedures set forth in Section 1.7(c) and the expenses incurred in connection therewith shall be borne in the manner specified in Section 1.7(d). The Parties acknowledge that such allocation has been made in compliance with
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), based upon an asset valuation supplied by the Buyer and reasonably acceptable to the Seller.

            1.5 The Closing. The Closing shall take place at the offices of Hale and Dorr LLP, 300 Park Avenue, New York, NY 10022 at 10:00 a.m., New York City time, on March 30, 2001 or at such other place, time or date as may be mutually agreed upon in writing by the Parties hereto. The transfer of the Assets by the Seller to the Buyer shall be deemed to occur at 11:59 p.m., New York City time, on the date of the Closing (the "Closing Date").

            1.6 Further Assurances. For a period of up to two years following the Closing, at the Buyer's request and without further consideration, the Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets, and to put the Buyer in actual possession and operating control thereof; provided, that the Buyer shall promptly reimburse the Seller for any reasonable out-of-pocket expenses incurred by the Seller as a result of taking any of the actions requested by the Buyer pursuant to this Section 1.6.

            1.7 Post Closing Adjustments. The Purchase Price set forth in
Section 1.3 hereof shall be subject to adjustment after the Closing Date as follows:

                  (a) As promptly as practicable following the Closing Date, the Seller shall direct Deloitte & Touche, independent public accountants (the "Accountants") to conduct an audit of the financial statements of the Division as of December 31, 1999 and December 31, 2000. The Seller shall direct the Accountants to deliver not later than 45 days after the Closing Date, an independent auditor's report to Parent along with the audited balance sheets of the Division as of December 31, 1999 and 2000 (the "Division Audited Balance Sheets") and the related statements of income and changes in equity and cash flow of the Division for the fiscal years then ended (collectively, including the Division Audited Balance Sheets, the "Division Audited Financial Statements"). The Division Audited Financial Statements shall be prepared in accordance with generally accepted accounting principles applied consistently with past practice and shall be certified by the Accountants. After delivery of the Division Audited Financial Statements but not later than 50 days after the Closing Date, the Seller shall prepare and deliver to Parent an unaudited balance sheet of the Division as of the Closing Date (the "Closing Balance Sheet") and the related statements of income and changes in equity of the Division for the period from January 1, 2001 through the Closing Date and the NTA Analysis (as defined below). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied consistently with the Division Audited Financial Statements, without any adjustments applicable solely as a result of the acquisition of the Assets by the Buyer on the Closing Date and will exclude footnotes.

                  (b) Based upon the Closing Balance Sheet delivered pursuant to paragraph (a) above, the Seller shall prepare an analysis (the "NTA Analysis") of the net tangible Assets transferred by the Seller to the Buyer, setting forth the following amounts, together with the calculations showing the basis for the determination of such amounts. The NTA Analysis shall set forth as of the Closing Date:

                        (i) the amount of the Assets (calculated in accordance with generally accepted accounting principles as used in the Division Audited Financial Statements without consideration of any changes arising from circumstances which occur after the Closing or applicable solely as a result of the acquisition of the Assets by the Buyer on the Closing Date), excluding any Excluded Assets and intangible or Tax related assets of the Division, provided that, for such purposes, the amount of Accounts Receivable included in the Assets shall be deemed to be the lesser of (x) $420,000 and (y) the actual amount;

                        (ii) the amount of the Assumed Liabilities (calculated in accordance with generally accepted accounting principles as used in the Division Audited Financial Statements without consideration of any changes arising from circumstances which occur after the Closing or applicable solely as a result of the acquisition of the Assets by the Buyer on the Closing Date); and

                        (iii) the remainder (the "Net Transferred Assets") of the amount in subparagraph (i), less the amount in subparagraph (ii).

                  (c) In the event that the Buyer disputes the Closing Balance Sheet or the NTA Analysis, the Buyer shall notify the Seller in writing (the "Dispute Notice") of the amount, nature and basis of such dispute, within five business days after delivery of the Closing Balance Sheet and the NTA Analysis. In the event of such a dispute, the Parties hereto shall first use their Reasonable Commercial Efforts (as defined below) to resolve such dispute among themselves. If the Parties are unable to resolve the dispute within ten business days after delivery of the Closing Balance Sheet and the NTA Analysis, the dispute shall be submitted to the Accountants for resolution. The Accountants shall be directed to use their best efforts to resolve the dispute within 10 days after submission. If the dispute is not resolved by the Accountants during such period, within five days thereafter the Accountants shall be directed to propose in writing to each of the Seller and the Buyer an independent public accounting firm of national reputation to serve as arbitrator. The decision as to such arbitrator shall be final unless either the Seller or the Buyer shall object in writing within three days to such selection, and such objection shall only be made in good faith for substantial reason. If such an objection is made, the Accountants shall be directed to propose an alternative firm in accordance with the foregoing proceedings. The firm selected through the foregoing procedures is referred to as the "Arbitrator." The determination of the Arbitrator as to the resolution of any dispute shall be made as promptly as possible and shall be binding and conclusive upon all Parties hereto. All determinations pursuant to this paragraph (c) shall be in writing and shall be delivered to the Parties hereto.

                  (d) The fees and expenses of the Accountants in connection with the preparation of Division Audited Financial Statements shall be paid by the Parent in an amount not to exceed $80,000. Any fees and expenses of the Accountants which exceed $80,000 will be paid by the Seller. The fees and expenses of the Accountants and the other persons referred to herein in connection with the resolution of disputes pursuant to paragraph (c) above or
Section 1.4 shall be divided equally between the Parent and the Seller.

                  (e) If the amount of Net Transferred Assets is less than $750,000, the Cash Purchase Price and the amount payable pursuant to Section 1.3(d) shall be reduced by the amount of the deficiency (the "Seller Deficiency"). The Seller shall promptly pay to the Buyer the excess amount to the extent that the Seller Deficiency exceeds $210,000, together with interest thereon at a rate of 5% per annum from the Closing Date until payment. If the amount of the Net Transferred Assets is greater than $750,000, the Buyer shall promptly pay to the Seller the surplus amount up to an additional $50,000. The date on which any and all disputes under this Section 1.7 are resolved is referred to as the "Balance Sheet Resolution Date". No dispute concerning adjustments in the allocation of the Purchase Price pursuant to Section 1.4(e) hereof shall delay the payments due hereunder.

      2. Representations of the Seller. The Seller represents and warrants to the Parent and the Buyer as follows:

            2.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California, and has all requisite corporate power and authority to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby. Without limitation, the Seller has full corporate power and authority to carry on the business of the Division as it is now being conducted and to own the Assets. The Seller is duly qualified and licensed to do business as a foreign corporation in good standing in every jurisdiction in which the conduct of the Division's business or the ownership of property requires such qualification, except as would not have a material adverse effect on the Assets, business, properties, assets or financial condition of the Division or the ability of the Seller to consummate the transactions contemplated by this Agreement and to deliver good and marketable title to the Assets at the Closing free and clear of all Encumbrances except Permitted Encumbrances (a "Material Adverse Effect"). True, complete and correct copies of the Certificates of Incorporation and Bylaws of the Seller, each as amended to date, have been made available to the Buyer, and no amendments have been made thereto or have been authorized since the date thereof. The Seller does not own any capital stock of or other equity interest in any corporation, partnership or other entity, except SolutionCentral, Inc., a Delaware corporation ("Sub"). Sub has no rights, title or interest in or to any Asset or the Division, and has no material relationship with the business of the Division.

            2.2 Capitalization of the Seller. The Seller's authorized capital stock consists of (i) 20,000,000 shares of Common Stock, no par value, of which 3,516,087 shares are issued and outstanding, and (ii) 1,500,000 shares of Preferred Stock, no par value, of which 1,500,000 shares are issued and outstanding. All of such shares have been duly and validly issued and are fully paid and nonassessable. The Seller has provided the Buyer a true and accurate list of the record and beneficial stockholders of the Seller as of the date hereof.

            2.3 Authorization; No Consents.

                  (a) The execution and delivery of this Agreement by the Seller, and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereby, have been duly authorized by all requisite corporate action, and have been validly approved by the Seller's shareholders. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

                  (b) The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of the Certificate of Incorporation or Bylaws of the Seller; (ii) violate, or require any filing with, or permit, authorization, order, consent or approval under, the provisions of any law, rule or regulation applicable to the Division or the Seller or by which any of their respective properties is or may be affected; (iii) violate any judgment, decree, order or award of any court, federal, state or local arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"); or (iv) except as set forth in Schedule 2.3(b)(iv), require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or cause the creation of any Encumbrance upon the properties or assets of the Seller pursuant to, any of the terms, conditions or provisions of any agreement, indenture, mortgage, deed of trust or other instrument to which the Seller is a party or by which the Seller or any of its properties is or may be bound.

                  (c) The execution and delivery by the Seller and Metromedia of the Credit Agreement dated as of September 29, 1989, as amended (the "Metromedia Credit Agreement"), by and between the Seller and Metromedia, and the agreements provided for therein, and the consummation by the Seller and Metromedia of all transactions contemplated thereby, have been duly authorized by all requisite corporate and shareholder (if any) action. The Metromedia Credit Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated thereby constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms. All amounts owed by Seller to Metromedia under the Metromedia Credit Agreement represent valid and lawful indebtedness of the Seller incurred in respect of borrowed money and interest due and payable thereon. Except as set forth on Schedule 2.3(c) or with respect to the Metromedia Credit Agreement, the Seller has no liabilities in respect of borrowed money. A true, correct and complete copy of the Metromedia Credit Agreement has been made available to the Buyer.

            2.4 Ownership of the Assets. Schedule 2.4 attached hereto sets forth a true, correct and complete list of all Encumbrances affecting the Assets. The Seller is, and at the Closing will be, the true and lawful owner of the Assets, and will have the right to sell and transfer to the Buyer good and marketable title to the Assets, free and clear of all Encumbrances, except the Permitted Encumbrances. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets in the Buyer, free and clear of all Encumbrances, except for the Permitted Encumbrances.

            2.5 Financial Statements.

                  (a) The Seller has made available to the Buyer its unaudited balance sheet as of December 31, 2000 (the "Seller Unaudited Balance Sheet") and the related unaudited statements of income, shareholders" equity, retained earnings and cash flows of the Seller for the fiscal year then ended (collectively, including the Seller Unaudited Balance Sheet, the "Seller Unaudited Financial Statements"). The Seller has made available to the Buyer its audited balance sheet as of December 31, 1999 (the "Seller Audited Balance Sheet") and the related audited statements of income, shareholders" equity, retained earnings and cash flows of the Seller for the fiscal year then ended (collectively, including the Seller Audited Balance Sheet, the "Seller Audited Financial Statements," and together with the Seller Unaudited Financial Statements, the "Seller Financial Statements"). The Seller has also previously delivered to the Buyer and attached on Schedule 2.5 (i) unaudited balance sheets as of December 31, 1999 and 2000 (the "Division Annual Unaudited Balance Sheets") and the related statements of income of the Division for the fiscal years then ended (collectively, including the Division Annual Unaudited Balance Sheets, the "Division Annual Unaudited Financial Statements") and (ii) the Division Balance Sheet as of February 28, 2001 and the related statements of income of the Division for the period from January 1, 2001 through February 28, 2001 (collectively, the "Division

Unaudited Financial Statements," and together with the Division Annual Unaudited Financial Statements, the "Division Unaudited Financial Statements"). The Seller Financial Statements and the Division Unaudited Financial Statements are collectively referred to as the "Financial Statements". Except for adjustments which may be required as a result of the transactions contemplated hereby, the Seller Financial Statements have been prepared in accordance with generally accepted accounting principles applied consistently with past practice and are certified by the Accountants, in the case of the audited financial statements described above, and have been certified by the Seller's chief financial officer, in the case of the unaudited financial statements described above. The Seller Financial Statements fairly present, in all material respects, as of their respective dates, the respective financial condition, retained earnings, assets and liabilities of the Seller and the results of operations of their respective business for the periods indicated. The Division Unaudited Financial Statements have been prepared in good faith on the basis of reasonable assumptions. The Seller Unaudited Financial Statements and the Division Unaudited Financial Statements shall exclude footnotes.

                  (b) With respect to the respective contracts and commitments for the sale of goods or the provision of services by the Seller, the Seller Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses; and the amounts shown as accrued for current and deferred income and other Taxes in the Seller Financial Statements are sufficient for the payment of all accrued and unpaid Taxes, interest, penalties, assessments or deficiencies applicable to the Seller, whether disputed or not, for the applicable period then ended and periods prior thereto.

            2.6 Absence of Undisclosed Liabilities. Except as and to the extent
(a) reflected and reserved against in the Seller Unaudited Financial Statements,
(b) set forth on Schedule 2.6 attached hereto or (c) incurred in the ordinary course of business after the date of the Seller Unaudited Balance Sheet and not material in amount, either individually or in the aggregate, the Seller does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise. Except as and to the extent reflected and reserved against in the Division Balance Sheet or as set forth on
Schedule 2.6, the Division does not have, and there is not, any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise.

            2.7 Litigation. Except as set forth on Schedule 2.7 attached hereto, the Seller is not a party to, or threatened with, and none of the Assets are subject to, any litigation, suit, action, investigation, proceeding or controversy before any Governmental Entity relating to or affecting the Assets or the business or condition (financial or otherwise) of the Division or the Seller. The Seller is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any Governmental Entity related to or affecting the Assets or the business or condition (financial or otherwise) of the Division.

            2.8 Insurance. Schedule 2.8 attached hereto sets forth a true, correct and complete list of all material insurance policies insuring the Assets or business of the Division (collectively, the "Insurance Policies"). True, correct and complete copies of all of the Insurance

Policies have been made available by the Seller to the Buyer. The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no material default under any of the Insurance Policies. Except as set forth on Schedule 2.8 attached hereto, the Seller has not received any notice or other communication from any issuer of the Insurance Policies, canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the Seller's knowledge, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened.

            2.9 Fixed Assets. Schedule 2.9 attached hereto sets forth a true, correct and complete list of all Fixed Assets as of the date hereof. All of the Fixed Assets are in good operating condition and repair, normal wear and tear excepted, usable by the Seller in the ordinary course of business of the Division and in the production of products of the Seller and normal maintenance has been consistently performed with respect to such Fixed Assets.

            2.10 Leases.

                  (a) Seller owns all interests of the tenant under the lease (the "Conveyed Lease") dated as of December 1, 1997 between the Seller and REGENCY FOREST, LLC with respect to the premises known as REGENCY FOREST I (the "Conveyed Leased Premises") free of Encumbrances and has not assigned such interests or any portion thereof or sublet all or any portion of the Conveyed Leased Premises. True, correct and complete copies of the Conveyed Lease, and all amendments, modifications and supplemental agreements thereto (including without limitation all subordination, non-disturbance and attornment agreements and agreements confirming the date of commencement or expiration of the term of such Conveyed Lease), have been made available to the Buyer. The Conveyed Lease is in full force and effect, is binding and enforceable against the Seller and, to the Seller's knowledge, the lessor thereto in accordance with its terms and has not been modified or amended since the date of delivery to the Buyer. No party to the Conveyed Lease has sent written notice to the other claiming that such party is in default thereunder, which remains uncured. To the Seller's knowledge, there has not occurred any event which would constitute a material breach of or material default by Seller in the performance of any covenant, agreement or condition contained in the Conveyed Lease, nor has there occurred any event which, with the passage of time or the giving of notice or both, would constitute such a material breach or default. The Seller is not obligated to pay any leasing or brokerage commission relating to the Conveyed Lease and, there are no obligations of the Seller to pay any leasing or brokerage commission upon the renewal of the Conveyed Lease. No construction, alteration or other leasehold improvement work with respect to the Conveyed Lease remains to be paid for or to be performed. The Division Balance Sheet contains, and the Net Transferred Assets will provide for adequate reserves to provide for the restoration of the properties subject to the Conveyed Lease at the end of its term, to the extent required by the Conveyed Lease.

                  (b) The Seller has obtained all material consents, permits, licenses and approvals required by such governmental regulations in connection with the Conveyed Leased Premises or any improvements therein or use thereof. All such material consents, permits, licenses and approvals are in full force and effect, have been properly and validly issued, and, to the extent permitted under applicable law, on or prior to the Closing Date will be assigned to the Buyer by the Seller. There are no suits, petitions, notices or proceedings pending, given or, to the knowledge of the Seller, threatened by any persons or Governmental Entities before any court, Governmental Entities or instrumentalities, administrative or otherwise, claiming that the premise of the Conveyed Lease violates such governmental regulations, or which if given, commenced or concluded would have an adverse effect on the Buyer's rights to the Conveyed Lease or the operation of the Division's business as presently operated. To Seller's knowledge, no hazardous waste reports have been prepared with respect to the Conveyed Lease Premises since January 1, 1997. Seller has not generated, used, released or disposed of hazardous waste in, on or from the Conveyed Leased Premises and to Seller's knowledge the Conveyed Leased Premises has not been used for the generation, use, release or disposal of hazardous waste.

            2.11 Change in Financial Condition and Assets. Except as set forth on Schedule 2.11 attached hereto, since December 31, 2000 (in the case of the Seller) and February 28, 2001 (in the case of the Division), there has been no change which materially and adversely affects the business, properties, assets (including the Assets), condition (financial or otherwise) of the Seller or the Division, as the case may be. The Seller has no knowledge of any existing or threatened occurrence, event or development which could reasonably be expected to result in a Material Adverse Effect on the Seller.

            2.12 Tax Matters. No state of facts exists or has existed that would constitute grounds for the assessment against Parent or the Buyer, whether by reason of transferee liability or otherwise, of any liability for any federal, state, county, local, foreign or other tax (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto and obligations under any tax sharing, tax allocation or similar agreement to which the Seller or any member of a group of corporations with which the Seller has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns (an "Affiliated Group") is or has been a party, and including expenses associated with contesting any proposed adjustment related to any of the foregoing (hereinafter "Taxes") attributable to any period ending on or before the Closing Date relating to the Seller's or any member of an Affiliated Group's income, assets and operations, including the Assets. There is no pending or, to the knowledge of the Seller or any member of an Affiliated Group, threatened or contemplated Tax audit or examination of any Tax Return filed by or on behalf of the Seller or any member of an Affiliated Group or with respect to the Seller's or any member of an Affiliated Group's income, assets and operations, including the Assets. Neither the Seller nor any member of an Affiliated Group has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. For purposes of this Agreement, a "Tax Return" includes all reports, returns, declarations, statements, or other information required to be supplied to a taxing authority in connection with Taxes.

            2.13 Accounts Receivable. Schedule 2.13 attached hereto sets forth a true, correct and complete list of all Accounts Receivable as of February 28, 2001 and including an aging thereof as of February 28, 2001. Schedule 2.13, as updated as of the Closing Date, shall set forth a true, correct and complete list of the Accounts Receivable as of the Closing Date, including an aging thereof. All Accounts Receivable arose out of the sales of inventory, licenses or services in the ordinary course of business. The reserve for doubtful accounts reflected on Schedule 2.13 was calculated in accordance with generally accepted accounting principles applied consistently.

            2.14 Books and Records. The general ledgers and books of account of the Seller, all Tax Returns filed by the Seller related to the Assets and/or the Division, and all other books and records of the Seller are in all material respects, complete and correct and have been maintained in accordance with good business practice and in accordance, in all material respects, with applicable procedures required by laws and regulations.

            2.15 Contracts and Commitments.

                  (a) Schedule 2.15(a) (Parts I and II) attached hereto contains a true, complete and correct list and description of the contracts, agreements, commitments, purchase orders or other understandings or arrangements to be assigned to and assumed by the Buyer (collectively, the "Division Contracts") hereunder. The Seller has performed all substantial obligations under each of the Division Contracts listed in Part II of Schedule 2.15(a). The Division Contracts include all material contracts, agreements, rights, commitments, purchase orders or other understandings or arrangements to which the Seller is a party or by which the Seller or any of its property is bound, whether written or oral, used in or related to the business of the Division or which binds the Assets. No party to any Division Contract involves or is between the Seller and any stockholder or affiliate (as such term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder) ("Affiliate") of the Seller. There are no contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Seller is a party or by which the Seller or any of its property is bound, other than Division Contracts, which (A) relate to, affect or are otherwise material to the Assets or the business of the Division, (B) restrict or affect the transfer of assets or property by the Seller; (C) permit, or might in the future permit, access to the source code of the Division Intellectual Property; or (D) restrict the Seller from carrying on its business anywhere in the world.

                  (b) Except as set forth on Schedule 2.15(b) attached hereto:

                        (i) each Division Contract is a valid and binding agreement of the Seller, enforceable against the Seller and, to Seller's knowledge, the other parties thereto in accordance with its terms;

                        (ii) the Seller is not in material breach of or default under any Division Contract, and, to the Seller's knowledge, no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any Encumbrance thereunder or pursuant thereto; and

                        (iii) to the Seller's knowledge, there is no existing material breach or default by any other party to any Division Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a material default by such other party, result in a material loss of rights or result in the creation of any Encumbrance thereunder or pursuant thereto.

                        (iv) the continuation, validity and effectiveness of each Division Contract will not be affected by the transfer thereof to the Buyer under this Agreement and all such Division Contracts are assignable to the Buyer without the consent or approval of any person or entity which is not a Party.

                  (c) The Division is not restricted in any material respect by any contracts, agreements, commitments, purchase orders or other understandings or arrangements or otherwise from carrying on its business anywhere in the world.

                  (d) True, correct and complete copies of all Division Contracts have previously been made available by the Seller to the Buyer.

            2.16 Compliance with Agreements and Laws. The Seller has all requisite and material licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct the business of the Division and own and operate the Assets (collectively, the "Permits"). Schedule 2.16 attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have been made available by the Seller to the Buyer. The Seller is not in violation in any material respect of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties. The business of the Division does not violate in any material respect any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste (as defined in the Resource Conservation and Recovery Act, as amended, and the regulations adopted pursuant thereto), conservation, or corrupt practices. The Seller has not received any written notice or communication from any Governmental Entity or otherwise of any such violation or noncompliance.

            2.17 Employee Relations.

                  (a) With respect to the all current employees of the Seller (and former employees solely as to matters related to their employment by the Seller) who are or have been employed in the business of the Division ("Division Employees"), the Seller is in compliance, in all material respects, with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and the Seller is not delinquent in the payment of any wages or social security Taxes.

                  (b) Except as set forth on Schedule 2.17(b), attached hereto with respect to the Division Employees: (i) none of the Division Employees is represented by any labor union; (ii) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any state or local agency; (iii) there is no pending labor strike or other material labor action affecting the Seller (including, without limitation, any organizational drive); (iv) there is no material labor grievance pending against the Seller; (v) there is no pending representation question respecting the Division Employees; and (vi) there are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Seller is a party, or to the Seller's knowledge, any basis for which a successful claim may be made under any collective bargaining agreement to which the Seller is a party.

                  (c) (i) Schedule 2.17(c)(i) attached hereto sets forth a true, correct and complete list of the employee benefits provided by the Seller to the Division Employees, and (ii) Schedule 2.17(c)(ii) attached hereto sets forth a true, correct and complete list of all contracts or agreements between the Seller and Division Employees, including all employment, nondisclosure, and non-competition agreements which have been entered into between the Seller and the Division Employees, which agreements are valid and enforceable on the date hereof, subject to applicable state law. A true and correct list of all the salary or wages rates of each Division Employee as reflected on the Form W-2 for such employee for the year ended December 31, 2000 has been made available by the Seller to the Buyer.

                  (d) For purposes of this Section 2.17, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the Division's business.

            2.18 Absence of Certain Changes or Events. Except as set forth on
Schedule 2.18 attached hereto, since December 31, 2000, the Seller has not entered into any transaction which is not in the ordinary course of business, and, without limiting the generality of the foregoing, the Seller has not:

                  (a) incurred any material obligation or liability for borrowed money other than pursuant to the Metromedia Credit Agreement in accordance with its terms;

                  (b) discharged or satisfied any Encumbrance or paid any obligation or liability other than current liabilities;

                  (c) subjected any of the Assets to any Encumbrance;

                  (d) sold, purchased, assigned or transferred any of its assets or cancelled any debts or claims, except in the ordinary course of business, nor, since February 28, 2001 sold, purchased, assigned or transferred any material Assets or cancelled any debts or claims related thereto;

                  (e) made any amendment to or terminated any Division Contract or done any act or omitted to do any act which would cause the material breach of any Division Contract;

                  (f) suffered any losses, whether insured or uninsured, and whether or not in the control of the Seller, in excess of $50,000 in the aggregate, or waived any material rights of any value;

                  (g) made any changes in compensation of Division Offered Employees or, other than in a manner consistent with past practice, made any material changes in compensation of its other officers, directors or employees;

                  (h) authorized or issued recall notices for any of its products or initiated any safety investigations;

                  (i) received written notice of any litigation, warranty claim or products liability claims; or

                  (j) made any change in the terms, status or funding condition of any Employee Plan.

            2.19 Customers. Schedule 2.19 attached hereto sets forth a true, correct and complete list of the names and addresses of all customers of the Seller related, directly or indirectly, to the Division. None of such customers has notified the Seller in writing that it intends to discontinue its relationship with the Seller.

            2.20 Prepayments and Deposits. Schedule 2.20 attached hereto sets forth as of February 28, 2001 all prepaid expenses or deposits with vendors and the landlord of the Conveyed Lease, along with prepayments or deposits from customers for products to be shipped, or services to be performed, after the Closing Date which have been received by the Seller as of the date hereof.

            2.21 Intellectual Property.

                  (a) The Seller owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Division to other parties (together, the "Customer Deliverables") and (ii) to operate the Seller's internal systems that are material to the business or operations of the Division, including, without limitation, computer hardware systems, telecommunications systems and devices, storage systems, software applications and embedded systems (the "Internal Systems"). The Intellectual Property (including, without limitation, that included in the Assets, including the Netstar Software (as defined below)) owned by or licensed to the Seller and incorporated in or underlying the Customer Deliverables or the Internal Systems related to the Division is referred to herein as the "Division Intellectual Property." Upon the filing by the Buyer after the Closing of the appropriate assignments with the U.S. Patent and Trademark Office or Copyright Office, to the extent required, each item of Division Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on terms and conditions identical in all material respects as it was to the Seller immediately prior to the Closing Date. The Seller has taken all commercially reasonable measures to protect the proprietary nature of each item of Division Intellectual Property, and to the Seller's knowledge no other person or entity is infringing, violating or misappropriating any of the Division Intellectual Property. Except as set forth on Schedule 2.21(a), no other person or entity has any rights to any of the Division Intellectual Property, other than nonexclusive end-user licenses to customers identified on Schedule 2.19 entered into in the ordinary course of business and similar in all material respects to the Seller's standard forms of license agreement (true and complete copies of which have previously been made available to Buyer). For purposes of this Agreement, "Intellectual Property" means all (u) invention disclosures, patents and patent applications, (v) copyrights and registrations thereof, (w) computer software, data and documentation, (x) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (y) trademarks, service marks, certification marks, trade names, domain name and applications and registrations therefor and
(z) all proprietary rights relating to any of the foregoing. Schedule 2.21(a) lists each invention disclosure, patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark, certification mark and domain name of the Seller (including Makesystems.com and Makesys.com) included among the Assets or related to the Division and all registrations and applications therefor listed separately as of the date hereof, other than the Seller's standard nondisclosure and assignment of invention agreements with Division Employees.

                  (b) To the Seller's knowledge, none of the Division Intellectual Property or Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the Seller's knowledge, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Schedule 2.21(b) lists any complaint, claim or notice, or written threat thereof, received by the Seller alleging any such infringement, violation or misappropriation; and the Seller has made available to the Buyer complete and accurate copies of all written documentation in the possession of the Seller relating to any such complaint, claim, notice or threat. The Seller has made available to the Buyer complete and accurate copies of all written documentation in the Seller's possession relating to claims or disputes known to the Seller concerning any Division Intellectual Property.

                  (c) Schedule 2.21(c) identifies each license or other agreement (or type of license or other agreement) pursuant to which the Seller has licensed, distributed or otherwise granted any rights to any third party with respect to, any Division Intellectual Property, other than nonexclusive end-user licenses entered into in the ordinary course of business and similar in all material respects to the Seller's standard forms of license agreement (true and complete copies of which have previously been made available to Buyer).

                  (d) Schedule 2.21(d) identifies each item of Division Intellectual Property that is owned by a party other than the Seller (the "Third Party Intellectual Property"), and the license or agreement pursuant to which the Seller uses it (excluding off-the-shelf software programs licensed by the Seller pursuant to 'shrink wrap" licenses).

                  (e) The Seller has not disclosed the source code, design documents, marketing plans, workings or internal white papers for any of the software owned by the Seller or acquired from a third party included among the Assets or related to the Division (the "Software") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in Schedule 2.21(e), and the Seller has taken commercially reasonable measures to prevent disclosure of such source code.

                  (f) All of the copyrightable materials (including Software and web site content) incorporated in or bundled with the Customer Deliverables have been created by employees of the Seller within the scope of their employment by the Seller, by former employees of the Seller within the scope of their then-employment by the Seller, or by independent contractors of the Seller who have executed agreements expressly agreeing that such copyrightable materials shall be considered a "work made for hire" or assigning all right, title and interest in such copyrightable materials to the Seller. No portion of such copyrightable materials was jointly developed with or acquired from any third party.

                  (g) The Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

                  (h) The Seller is not a party to, and none of the Assets are bound by, any agreement that grants to any Affiliate of the Seller or any third party any rights to any Division Intellectual Property.

                  (i) Each of the Division Employees has executed the Seller's standard nondisclosure and assignment of invention agreement, a true and correct copy of which has been made available to the Buyer by the Seller. It has been the Seller's practice to require all employees to execute a copy of the Seller's standard nondisclosure and assignment of invention agreement as a condition of employment.

            2.22 Employee Benefit Plans.

                  (a) Employee Plans. Schedule 2.22 attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements (the "Employee Plans"), whether reduced to writing or not, in which any Division Employee participates, to which any Division Employee is party or otherwise applicable to any Division Employee or any other member at any time since January 1, 1995.

                  (b) No Liabilities. Neither the Parent nor the Buyer shall have any liability arising out of the employment of, or failure to employ, any person by the Seller prior to or following the Closing with respect to an Employee Plan or otherwise.

                  (c) Compliance. With respect to all Employee Plans, the Seller and any other member (hereinafter, "ERISA Affiliate") of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Code) are in material compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, applicable to such Employee Plans. The Seller and its ERISA Affiliates have in all material respects performed all obligations required to be performed by them under, and are not in violation in any material respect of, and there has been no material default or violation by any other party with respect to, any of the Employee Plans.

                  (d) Retiree Benefits. Except as set forth in Schedule 2.22, no Employee Plan provides health or life insurance benefits for retirees except as required by applicable law. No such plan contains any provisions, and no commitments or agreements exist, which in any way would limit or prohibit the Buyer from amending any such plan to reduce or eliminate such retiree benefits.

                  (e) Reserved.

                  (f) Qualifications. Each Employee Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a). Each Employee Plan which is a funded welfare benefit plan intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code has been determined by the Internal Revenue Service to be so exempt. Copies of all determination letters with respect to each such Employee Plan have been previously delivered by the Seller to the Buyer, and nothing has since occurred, or will occur prior to the Closing Date, which might cause the loss of such qualification or exemption, no such Employee Plan has been operated in a manner which would cause it to be disqualified in operation, and all such Employee Plans have been administered in compliance with and consistent with all applicable requirements of the Code and ERISA, including, without limitation, all reporting, notice, and disclosure requirements.

                  (g) Funding Status, Etc. With respect to each Employee Plan which is a qualified defined contribution pension, profit-sharing or stock bonus plan, as defined in ERISA, all employer contributions accrued for plan years ending prior to the Closing Date under the Employee Plan terms and applicable law have been made by the Seller. The Seller shall be responsible for a pro rata portion of the employer contribution for the plan year in which the Closing Date falls.

                  (h) Claims and Litigation. Except as set forth on Schedule 2.22, there are no pending, or to the Seller's knowledge, threatened or pending claims, suits or other proceedings by present or former employees of the Seller or its affiliates, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, or any other person or entity involving any Employee Plan including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries including claims pursuant to domestic relations orders.

                  (i) No Express or Implied Rights. Nothing expressed or implied herein shall confer upon any past or present employee of the Seller, his or her representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with the Seller, the Buyer, or any successor or affiliate.

            2.23 Acquired Assets Complete. Except as set forth on Schedule 2.23, the Assets are, when utilized by a labor force substantially similar to that employed by the Seller in the Division (including Seller employees that allocate a portion of their time to the Division) on the date hereof, adequate in all material respects to conduct the business operations of the Division as currently conducted by the Seller.

            2.24 Indebtedness to and from Officers, Directors and Shareholders. Except as set forth on Schedule 2.24 attached hereto, and except for the Metromedia Credit Agreement, the Seller is not indebted, directly or indirectly, to any person who is an officer, director or shareholder of the Seller in any material amount other than for salaries for services rendered or reimbursable business expenses, and no such officer, director or shareholder is indebted to the Seller in any material amount, except for advances made to employees of the Seller in the ordinary course of business to meet reimbursable business expenses.

            2.25 Investment. The Seller is acquiring the Parent Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Seller has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof, except as a transfer of such shares to Metromedia in accordance with Section 9.1(a). In making the decision to acquire the Parent Shares in accordance with this Agreement, the Seller has relied upon independent investigations made by it and not upon any representations made by Parent other than those made in this Agreement. The Seller is an "accredited investor" as defined in Rule 501(a) under the Securities Act. The Seller understands that the Parent Shares have not been registered under the Securities Act and may not be re-offered or resold other than pursuant to registration thereunder or an available exemption therefrom.

            2.26 Experience. The Seller has carefully reviewed the representations concerning Parent contained in this Agreement and the Parent Reports (as defined in Section 3.6); and the Seller has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in Parent and the Seller is able financially to bear the risks thereof. The Seller understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the Parent Shares. The Seller understands that the Parent Shares are being or will be offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal securities laws and that Parent is relying on the truth and accuracy of, and the Seller's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Parent Shares.

            2.27 Brokers' Fees. The Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

      3. Representations of the Parent and Buyer.

      The Parent and Buyer, jointly and severally, represent and warrant to the Seller as follows:

            3.1 Organization and Authority. Each of the Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has requisite corporate power and authority to own its properties and to carry on its business as now being conducted. Each of the Parent and the Buyer has full power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Certified copies of the Certificate of Incorporation and the Bylaws of each of the Parent and the Buyer, as amended to date, have been made available to the Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

            3.2 Capitalization of the Parent.

                  (a) On the date hereof, the Parent's authorized capital stock consists of 100,000,000 shares of Parent Common Stock, of which 18,117,490 shares were issued and outstanding as of February 28, 2001, and 5,000,000 shares of preferred stock, $.001 par value per share, none of which are issued and outstanding. All of the outstanding shares of capital stock of the Parent have been duly and validly issued and are, or will be, fully paid and nonassessable.

                  (b) Buyer is authorized to issue 1,000 shares of common stock, of which 1,000 shares were issued and outstanding as of the date of this Agreement. All shares of Buyer that are owned by Parent are free and clear of all Encumbrances, except pursuant to the Parent's commercial credit facilities.

            3.3 Newly Issued Shares. All of the Parent Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights or rights of first refusal created by statute, the charter documents of Parent or any agreement to which Parent is a party.

            3.4 Authorization; No Consents.

                  (a) The execution and delivery of this Agreement by each of the Parent and the Buyer, and the agreements provided for herein, and the consummation thereby of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Parent and the Buyer, enforceable against them in accordance with their respective terms.

                  (b) The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer and the Parent of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of the Certificate of Incorporation or Bylaws of the Parent or the Buyer; (ii) violate, or require any filing with, or permit, authorization, order, consent or approval under, the provisions of any law, rule or regulation applicable to the Parent or the Buyer; (iii) violate any judgment, decree, order or award of any Governmental Entity applicable to the Parent or the Buyer; or
(iv) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or cause the creation of any Encumbrance upon the properties or assets of the Parent or the Buyer pursuant to, any of the terms, conditions or provisions of any material agreement, indenture, mortgage, deed of trust or other instrument to which they or their properties is a party or by which they are or may be bound.

            3.5 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Parent and Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

            3.6 Reports and Financial Statements. Complete and accurate copies, as amended or supplemented, have been made available to the Seller of: (a) Parent's Registration Statement on Form S-1, as amended and filed with the Securities and Exchange Commission (the "SEC") as of August 3, 2000; and (b) all other reports filed by Parent under Section 13 or subsections (a) or (c) of
Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the SEC since such date (the reports listed in subsections (a) and
(b) are collectively referred to herein as the "Parent Reports"). The Parent Reports constitute all of the documents required to be filed by Parent under
Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from August 3, 2000 through the date of this Agreement. The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included in the Parent Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Parent, as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Parent.

            3.7 Absence of Certain Changes. Since December 31, 2000, no event or development has occurred specifically related to Parent which could reasonably be expected to have a material adverse effect on the assets, business, condition (financial or otherwise), or results of operations of Parent and its subsidiaries, taken as a whole. Parent has no liabilities (absolute, accrued, contingent, determinable or otherwise) other than liabilities (i) disclosed or provided for in the Parent's balance sheet as of December 31, 2000, or in the notes thereto, included in the Parent's Quarterly Report on Form 10-Q for the period then ended, or (ii) incurred since such date in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Parent and its subsidiaries, taken as a whole.

            3.8 Litigation. Except as disclosed in the Parent Reports, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Parent, threatened against or affecting the Parent which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Parent and its subsidiaries, taken as a whole.

            3.9 Intellectual Property. The Parent owns or has the right to use all Intellectual Property necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by it and (ii) to operate the Internal Systems that are material to its business or operations, except where the failure to do so would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the Parent and its subsidiaries, taken as a whole. The Parent has taken all commercially reasonable measures to protect the proprietary nature of each material item of its Intellectual Property. To the Parent's knowledge,
(i) no other person or entity is infringing, violating or misappropriating any of its Intellectual Property; (ii) none of its Intellectual Property or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity; and (iii) none of its Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity; except in each case where any such infringements, violations or misappropriations as would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the Parent and its subsidiaries, taken as a whole.

            3.10 Interim Operations of Buyer. The Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

            3.11 Brokers' Fees. Except with respect to Friedman, Billings, Ramsey & Co., Inc., neither Parent nor Buyer has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

      4. Covenants.

            4.1 Public Announcements. The Parties agree that prior to the Closing Date, except as may be otherwise required by law, any and all public announcements or other public communications concerning this Agreement and the purchase of the Assets by the Buyer shall be subject to the approval of both Parties, which approval shall not be unreasonably withheld.

            4.2 Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable ("Reasonable Commercial Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Commercial Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties are satisfied.

            4.3 Governmental and Third-Party Notices and Consents.

                  (a) Each Party shall use its Reasonable Commercial Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall not be obligated to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of Parent or its Affiliates.

                  (b) The Seller shall use its Reasonable Commercial Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are listed in
Schedule 2.3(b)(iv) and the Buyer shall reasonably cooperate with such efforts.

                  (c) On the date hereof, the Seller shall provide all notices required under Section 603 ("Section 603") of the California General Corporation Law in accordance with applicable law.

            4.4 Operation of Business of the Division. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Seller shall conduct the operations of the Division in the ordinary course of business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Commercial Efforts to preserve intact its current business organization, keep the Assets in good working condition, keep available the services of the Division Offered Employees and preserve its relationships with customers of, suppliers of and others having business dealings with the Division. Without limiting the generality of the foregoing, prior to the Closing, the Seller shall not, without the prior express written consent of the
Parent:

                  (a) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                  (b) except pursuant to the Metromedia Credit Agreement, create, incur or assume any material indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person or entity; or make any material loans, advances or capital contributions to, or investments in, any other person or entity;

                  (c) enter into, adopt or amend any employee benefit plan or any employment or severance agreement or arrangement or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of any Division Employee, except in connection with the transactions contemplated hereby as previously disclosed to Buyer;

                  (d) acquire, sell, lease, license or dispose of any assets or property, except for acquisitions, sales, leases, licenses or dispositions of assets or property (other than Assets) in the ordinary course of business;

                  (e) mortgage or pledge any of the Assets or subject the Assets to any Encumbrance;

                  (f) discharge or satisfy any Encumbrance or pay any obligation or liability, other than as contemplated hereby or in the ordinary course of business;

                  (g) amend its charter, by-laws or other organizational documents;

                  (h) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a change in generally accepted accounting principles;

                  (i) enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any rights under, any material contract or agreement;

                  (j) make or commit to make any capital expenditure in excess of $10,000;

                  (k) institute or settle any legal proceeding related to the Division or the Assets;

                  (l) take any action or fail to take any action permitted by this Agreement which would result in (i) any of the representations and warranties of the Seller set forth in this Agreement becoming untrue in any material respect, or (ii) any of the conditions to the Closing not being satisfied; or

                  (m) agree in writing or otherwise to take any of the foregoing actions.

            4.5 Access to Information; Confidentiality. The Seller shall permit representatives of Parent and Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller), at Parent's sole expense, to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Division and the Assets. The Buyer and the Parent will keep such information provided to them by the Seller confidential in accordance with the terms of the Confidentiality Agreement dated December 14, 2000 (the "Confidentiality Agreement") between the Parent and the Seller.

            4.6 Exclusivity; Letter Agreement.

                  (a) The Seller shall not, and the Seller shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than Parent and Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Division,
(ii) furnish any non-public information concerning the business, properties or assets of the Division to any party (other than Parent and Buyer) or (iii) engage in discussions or negotiations with any party (other than Parent and Buyer) concerning any such transaction.

                  (b) Pursuant to the letter agreement dated as of February 9, 2001 (the "Letter Agreement") between the Parent, Metromedia and the Seller, the Seller and Metromedia heretofore terminated any discussions or negotiations of the nature described in paragraph (a) above. If the Seller receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Seller shall, as promptly as practical but in any event within three days after such receipt, notify Parent of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

                  (c) The Parties hereby reaffirm their obligations, and their obligations on behalf of their affiliates (including those contained in Paragraph 2) of the Letter Agreement.

            4.7 Employee Matters.

                  (a) Except to the extent that any Division Employee voluntarily terminates his or her employment or is dismissed by the Seller, all employees (including all Division Employees) of the Seller shall be and remain Seller's employees until the Closing Date, with Seller having full authority and control over their actions, and Buyer shall not assume the status of an employer or a joint employer of, or incur or be subject to any liability or obligations of an employer with respect to, any such employees unless and until actually hired by Buyer. The Seller shall not dismiss any Division Offered Employee prior to the Closing. The Seller shall be solely responsible for any and all liabilities and obligations Seller may have to such employees, including, without limitation, compensation, severance pay, incentive bonuses, health expenses, and accrued vacation time, sick leave and obligations under Employee Plans relating to periods prior to the Closing Date. Seller shall comply with the provisions of the Worker Adjustment and Retraining Notification Act (the "WARN Act") and similar laws and regulations, if applicable, and shall be solely responsible for any and all liabilities, penalties, fines, or other sanctions that may be assessed or otherwise due under such applicable laws and regulations on account of the dismissal or termination by the Seller of any of the employees of the Seller.

                  (b) The Division Employees listed on Schedule 4.7(b) and
Schedule 4.7(c) are referred to herein as the "Division Offered Employees". Prior to the execution of this Agreement, the Parent or the Buyer has made an offer of employment to each of the Division Offered Employees listed on Schedule 4.7(b) on terms and conditions substantially consistent with those discussed by Buyer and Seller and conditioned upon the occurrence of the Closing.

                  (c) Following the execution of this Agreement and in any event as promptly as practical following the Closing, the Parent or the Buyer shall make an offer of employment to each of the Division Offered Employees listed on
Schedule 4.7(c) on terms and conditions substantially consistent with those discussed by Buyer and Seller and conditioned upon the occurrence of the Closing.

                  (d) In addition, Buyer shall have the right, but not the obligation, at any time prior to or after the Closing Date, to offer employment to any other Division Employees on terms and conditions determined by Buyer. Buyer intends to issue stock options of Parent to Division Employees which Buyer hires in a manner consistent with Parent's current practices with respect to its current employees.

                  (e) Seller will be solely responsible for providing, at its cost, all medical, life and other insurance coverage and benefits, and disability benefits to which any Division Employee who retired or was terminated from service with Seller prior to the Closing Date or who was disabled prior to the Closing Date is entitled under the Employee Plans or applicable law.

                  (f) No Division Employee or any other person not a Party hereto shall be deemed to be a third-party beneficiary of any provision of this Section or any other Section of this Agreement.

            4.8 Treatment of 401(k). The Seller shall pay all amounts due to any Division Employee with respect to the Make Systems, Inc. 401(k) Plan and shall fully comply with all laws and regulations applicable thereto.

            4.9 Nonassignability.

                  (a) Without limiting the generality or effect of any provision of Section 1, to the extent that transfer or attempted transfer of the Agreement between the Seller and the Defense Information Systems Agency, (the "DISA") dated March 31, 1999 (the "DISA Contract") would constitute a breach of any law thereof or a violation of any law of the United States of America or any rule or regulation of any governmental agency thereunder, nothing in this Agreement shall constitute a transfer or an attempted transfer thereof. The Seller shall use its Reasonable Commercial Efforts, and the Parent and the Buyer shall cooperate in good faith, to obtain any consents, approvals and waivers necessary to transfer the DISA Contract to Buyer, and the Seller shall take all actions reasonably requested by the Parent (including, without limitation, seeking a novation with respect to the DISA Contract) to effect such transfer. After the Closing, the provisions of this Section 4.9 shall continue to apply to efforts to obtain such consents, approvals, novations and waivers; provided, that (i) Buyer shall promptly reimburse the Seller for 50% of out-of-pocket expenses reasonably incurred by the Seller in taking any actions requested by Parent, and
(ii) Seller shall promptly reimburse the Parent for 50% of out-of-pocket expenses reasonably incurred by the Parent to effect such transfer.

                  (b) To the extent that the consents, approvals, novations and waivers referred to in Section 4.9(a) are not obtained prior to the Closing, subject to applicable law, following the Closing, (i) the Seller shall provide the Parent or the Buyer with the benefits of the DISA Contract; (ii) the Parent or the Buyer shall have rights sufficient to perform the Seller's obligations following the Closing under the DISA Contract; and (iii) the Parent or the Buyer shall perform, at its sole cost and expense, all of the Seller's obligations under the DISA Contract arising after the Closing. In addition, following the Closing, the Seller shall (a) use Reasonable Commercial Efforts, at the cost and expense to be shared equally between the Buyer and the Seller, to provide to the Buyer the benefits of the DISA Contract in all material respects, (b) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer in all material respects, (c) enforce, at the request of Buyer, for the account of the Buyer and at the sole cost and expense of the Buyer, any rights of the Seller arising from the DISA Contract (including, without limitation, the right to elect to terminate in accordance with the terms thereof), and (d) to provide any notices under the DISA Contract requested by the Buyer. At the Parent's option, the Buyer and Seller shall prepare and enter into agreements substantially similar to the DISA Contract (the "Back-to-Back Agreement") formalizing the arrangements provided by the foregoing.

                  (c) Neither the Seller nor Metromedia has any reasonable basis to believe that DISA would not agree to a novation of the DISA Contract with the Buyer or that DISA would seek to impose any material condition upon such novation.

                  (d) The Parent and/or the Buyer shall have the right to refuse to execute a novation of DISA Contract, in its reasonable discretion, due to any material condition that DISA attaches to its approval of such novation, provided that Buyer shall continue to perform its obligations in accordance with Section 4.9(b) (or, if applicable, the Back-to-Back Agreement) if Seller is performing its obligations in accordance with Section 4.9(b) (or, if applicable, the Back-to-Back Agreement).

                  (e) To the extent that any other waivers, permits, consents, approvals or other authorizations, the registrations, filings and notices referred to in Section 5.2(a) are not obtained, effected or made prior to the Closing, following the Closing, at the Buyer's request, the Seller shall use Reasonable Commercial Efforts, at the cost and expense to be shared equally between the Buyer and the Seller, to obtain such waivers, permits, consents, approvals or other authorizations, and to make or effect all of the registrations, filings and notices.

      5. Conditions.

            5.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby are subject to the satisfaction of the following condition:

                  (a) no temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraints or prohibition preventing the consummation of the transactions contemplated hereby or limiting or restricting Parent's conduct or operation of its businesses or the business of the Division after the Closing Date shall have been issued, nor shall any proceedings brought by any Governmental Entity seeking any of the foregoing be pending, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby which would affect the effectiveness of the transactions contemplated hereby, and

                  (b) The notice period required by Section 603 shall have expired.

            5.2 Conditions to Obligations of Parent and Buyer. The obligation of each of Parent and Buyer to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Parent) of the following additional conditions:

                  (a) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, which are required on the part of the Seller or Metromedia to consummate the transactions contemplated hereby shall have been obtained (and copies thereof shall have been provided to the Parent) on terms which are reasonably satisfactory to the Parent (provided that Parent and Buyer agree that the obtaining of consents with respect to the Division Contracts listed on Schedule 5.2(a) shall not be a condition to the Closing);

                  (b) the representations and warranties of the Seller set forth in Section 2 and of Metromedia set forth in Section 11 which are qualified as to materiality shall be true and correct in all respects, and those which are not qualified as to materiality shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date in all respects, or true and correct as of such date in all material respects, as applicable);

                  (c) there shall not be threatened or pending any suit, action or proceeding by any Governmental Entity:

            (i) seeking to prohibit or impose any material limitations on the Parent's ownership or operation (or that of any of its subsidiaries or Affiliates) of all or a material portion of their businesses or assets or the Division or the Assets, or to compel the Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate any material portion of the Assets or the business or assets of the Parent or any of its subsidiaries or Affiliates,

            (ii) seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other transactions relating to this Agreement, or seeking to obtain from the Parent or any subsidiary of the Parent any damages that are material,

            (iii) seeking to impose material limitations on the ability of the
                  Parent, or rendering the Parent unable, to accept for payment or pay for or purchase some or all of the Assets or otherwise to consummate the Closing, or to effectively exercise full rights of ownership of the Division or any of the Assets, or

            (iv) which otherwise is reasonably likely to have a material adverse affect on the consolidated financial condition, businesses or results of operations of the Division or the Parent;

                  (d) the Seller shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

                  (e) the Seller shall have delivered to Parent and Buyer a certificate (the "Seller Certificate") of its Chief Executive Officer or Chief Financial Officer to the effect that each of the conditions specified in Section
5.1 and clauses (a), (b) and (d) of this Section 5.2 is satisfied in all respects;

                  (f) Parent shall have received from Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Seller and Metromedia an opinion with respect to the matters set forth in Exhibit C-1 attached hereto, and from David Persing, General Counsel of Metromedia and special counsel to the Seller an opinion with respect to the matters set forth in Exhibit C-2 attached hereto, dated as of the Closing Date;

                  (g) Parent shall have received such other certificates and instruments (including without limitation certificates of good standing of the Seller in the State of California and the State of North Carolina, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions and evidence of ownership of Assets) as set forth in Section 6.1; and

                  (h) the Escrow Agreement shall have been executed and delivered by the Seller.

            5.3 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following additional conditions:

                  (a) the representations and warranties of Parent and Buyer set forth in Section 3 which are qualified as to materiality shall be true and correct in all respects, and those which are not qualified as to materiality shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date in all respects, or true and correct as of such date in all material respects, as applicable);

                  (b) each of Parent and Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

                  (c) Parent and Buyer shall have delivered to the Seller a certificate (the "Buyer Certificate") of their respective Chief Executive Officers or Chief Financial Officers to the effect that each of the conditions specified in clauses (a) and (b) of this Section 5.3 is satisfied.

                  (d) the Amended and Restated Registration Rights Agreement, by and among Parent, Seller, and the other parties named therein, substantially in the form attached hereto as Exhibit D (the "Registration Rights Agreement") shall have been executed and delivered by each of the parties thereto other than the Seller.

                  (e) the Escrow Agreement shall have been executed and delivered by the Parent and the Buyer.

                  (f) the Seller shall have received from Hale and Dorr LLP, counsel to the Parent and the Buyer, an opinion with respect to the matters set forth in Exhibit E hereto, dated as of the Closing Date.

                  (g) the Seller shall have received such other certificates and instruments as set forth in Section 6.2.

      6. Closing Deliveries.

            6.1 Seller Closing Deliveries. The Parent and Buyer shall receive, at the Closing or, in the case of Section (d) by taking possession of the Conveyed Leased Premises, each of the following documents:

                  (a) a bill of sale substantially in the form attached hereto as Exhibit F;

                  (b) such instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory (including any in connection with the Division Intellectual Property) to the Buyer, as shall be necessary or appropriate to convey, transfer and assign to, and to vest in, the Buyer, good and marketable title to the Assets;

                  (c) the Instrument of Assumption executed by the Seller;

                  (d) physical possession of electronic copies of the source code and all related documentation (including all copies thereof) for all software (including the Software) included in the Assets;

                  (e) such contracts, files and other data and documents pertaining to the Assets or the Division's business as the Buyer may reasonably request;

                  (f) a certificate of the Secretary of State of the State of California as to the legal existence and good standing (including tax) of the Seller in California dated not more than one business day prior to the Closing Date;

                  (g) a certificate of the Secretary of State of the State of North Carolina as to the legal existence and good standing (including tax) of the Seller dated not more than one day prior to the Closing Date;

                  (h) certificates of the Secretary of the Seller attesting to the incumbency of the Seller's officers, respectively, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 2.1;

                  (i) a cross receipt executed by the Seller; and

                  (j) such other documents, instruments or certificates as the Buyer may reasonably request.

            6.2 Parent Closing Deliveries. The Seller shall receive, at Closing, each of the following documents:

                  (a) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Parent and Buyer in Delaware dated not more than one day prior to the Closing Date;

                  (b) a certificate of the Secretary of the Parent and Buyer attesting to the incumbency of the Parent's and the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 3.1;

                  (c) the Instrument of Assumption executed by the Buyer;

                  (d) payment of the Purchase Price as and to the extent required by Section 1.3;

                  (e) a cross receipt executed by the Buyer; and

                  (f) such other documents, instruments or certificates as the Seller may reasonably request.

      7. Indemnification.

            7.1 Survival of Representations. Except as otherwise set forth herein, all representations and warranties, covenants and agreements of Metromedia and the Seller, on the one hand, and the Parent and the Buyer, on the other hand, contained in or made pursuant to this Agreement shall remain in full force and effect for a period of two years after the Closing Date, provided that the representations and warranties set forth in Sections 2.12, and 2.16 (and the portion of the Seller Certificate relating thereto) shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. All such representations and warranties, covenants, and agreements shall also survive and be unaffected by (and shall not be deemed waived by) any investigation, audit appraisal, or inspection at any time made by or on behalf of any Party hereto. Notwithstanding anything herein to the contrary, any representation, warranty, covenant or agreement which is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive with respect to such claim or dispute until the final resolution thereof. None of the agreements, covenants, representations or warranties contained in this Agreement (including the indemnification obligations of the Parties hereunder), shall be deemed to be affected or modified in any manner by information or knowledge obtained or which could have been obtained in any investigation or review by any Party hereto, except as expressly referenced in this Agreement or the Disclosure Schedule.

            7.2 Indemnification by Metromedia and the Seller. Subject to the conditions and provisions of Section 7.4 and Section 7.5, Metromedia and the Seller, jointly and severally, agree to indemnify, defend and hold harmless Parent and the Buyer and their respective directors, officers, managers and employees (" Buyer Indemnified Parties") from and against and in respect of any and all Losses (as defined below), asserted against, resulting from, imposed upon or incurred by the Buyer Indemnified Parties, directly or indirectly, by reason of or resulting from (a) any liability or obligation of or claim against Buyer Indemnified Parties (whether absolute, accrued, contingent or otherwise and whether a contractual, Tax or any other type of liability or obligation or claim) not expressly assumed by Buyer pursuant to the Instrument of Assumption, arising out of, relating to or resulting from the business of the Seller, or relating to or resulting from the Assets or the business and operations of the Division during the period prior to the Closing Date; (b) any misrepresentation or breach of the warranties of Metromedia or the Seller contained in or made pursuant to this Agreement or any related agreement; (c) any noncompliance by Metromedia or the Seller with any covenants, agreements or undertakings of Metromedia or the Seller contained in or made pursuant to this Agreement or any related agreement; (d) any violation of or failure to comply with applicable bulk sales laws, fiduciary duty obligations, or creditor rights (including fraudulent transfer claims), in any capacity, whether by the Seller or Metromedia, or by the Seller's board of directors, officers or affiliates;
(e)(i) any employment related practices, policies, decisions, actions or omissions of or by the Seller for the period ending on the Closing Date with respect to any of Seller's employees or former employees or otherwise with respect to any Employee Plan (including any employment related action or omission for which Seller is not liable under any Employee Plan) or (ii) any claim arising from Buyer's decision not to (A) offer employment to any of Seller's employees (other than arising out of a breach of Section 4.7(a)) or (B) continue or establish any Employee Plan; (f) any liability arising from or related to any contract or agreement of the Seller other than those under Division Contracts assumed by Buyer pursuant to Section 1.2(a); (h) any claims asserted against Buyer with respect thereto were commercially unreasonable or unlawful; or (i) any warranty claim or product liability claim relating to (x) products manufactured or sold by the Seller prior to the Closing Date or (y) the Division's business or operation prior to the Closing Date; or (j) any Tax liabilities or obligations of the Division for periods prior to the Closing Date or of the Seller, (k) any excess by which the Seller Deficiency exceeds $210,000.00, or (l) any payment obligations under Sections 1.2(b), 1.7, 4.8 or
11.2. "Losses" means any and all demands, claims, complaints, Taxes, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any costs and expenses, including, without limitation to, interest, penalties and reasonable attorneys" fees and disbursements.

            7.3 Indemnification by Parent and Buyer. Subject to the conditions and provisions of Section 7.4 and Section 7.5, Parent and the Buyer hereby agrees to indemnify, defend and hold harmless Metromedia and the Seller and their respective directors, officers and employees, and, in the case of Metromedia, its partners ("Seller Indemnified Parties") from, against and with respect to any and all Losses, asserted against, resulting from, imposed upon or incurred by Seller Indemnified Parties, directly or indirectly, by reason of or resulting from (a) any liability or obligation of or claims against Seller Indemnified Parties (whether absolute, accrued, contingent or otherwise and whether contractual, Tax or any other type of liability or obligation or claim) expressly assumed by Buyer pursuant to Section 1.2 or the Instrument of Assumption; (b) any misrepresentation or breach of the warranties of Parent or Buyer contained in or made pursuant to this Agreement or any related agreement;
(c) any noncompliance by Parent or Buyer with any covenants, agreements or undertakings of Parent or Buyer contained in or made pursuant to this Agreement or any related agreement; or (d) any liability or obligation of or claims against Seller Indemnified Parties (whether absolute, accrued, contingent or otherwise and whether a contractual, Tax or any other type of liability or obligation or claim) arising out of, relating to or resulting from the businesses of the Parent or Buyer, or relating to or resulting from the Assets (other than the Excluded Assets) or the Assumed Liabilities, or the Division during the period from after the Closing Date.

            7.4 Conditions of Indemnification.

                  (a) The obligations and liabilities of Seller and Buyer hereunder with respect to their respective indemnities pursuant to this Section 7, shall be subject to the following terms and conditions:

                        (i) The party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), written notice specifying in reasonable detail the nature of its Losses promptly after the Indemnified Party receives notice thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except and solely to the extent that the Indemnifying Party's defense shall have been materially impaired or prejudiced thereby.

                        (ii) The Indemnifying Party shall have the right, absent a conflict of interest, to undertake, by counsel or other representatives of its own choosing, the defense of such Losses at the Indemnifying Party's risk and expense. In the event there exists the reasonable possibility of an actual, substantial conflict of interest between the Indemnified Party and the Indemnifying Party in connection any matter for which indemnification may be sought hereunder, the Indemnified Party shall have the right to participate in the defense, compromise or settlement of such Losses, by counsel or other representatives of its own choosing, on behalf of and for the account risk of the Indemnifying Party. In such event, the costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement shall be paid by the Indemnifying Party as and when such costs and expenses are so incurred.

                        (iii) In the event that the Indemnifying Party shall elect not to undertake such defense, or, within a reasonable time after notice from the Indemnified Party of any such Losses, shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Losses, by counsel or other representatives of its own choosing, on behalf of and for the account risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense under Section 7.4(a)(ii) hereof at any time prior to settlement, compromise or final determination thereof). In such event, the costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement shall be paid by the Indemnifying Party as and when such costs and expenses are so incurred.

                  (b) Anything in this Section 7.4 to the contrary notwithstanding, (i) the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Losses, (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, which shall not be unreasonably withheld, settle or compromise any Losses or consent to entry of any judgement which does not include as a unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Losses in form and substance satisfactory to the Indemnified Party, and
(iii) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnified Party, by counsel or other representative of its own choosing at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Losses and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Losses and (iv) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Losses and furnish the Indemnified Party with all documents, instruments and information that the Indemnified Party shall reasonably request in connection therewith.

                  (c) To the extent permitted by applicable law, all payments pursuant to this Section 7 shall be treated by the Parties as an adjustment to the Purchase Price.

            7.5 Escrow Agreement; Limitations. The Escrow Agreement is intended to secure the indemnification obligations of the Seller and Metromedia under this Agreement; provided that, except as expressly provided herein, nothing shall limit the Seller's or Metromedia's obligation to indemnify the Buyer Indemnified Parties in full. Notwithstanding anything to the contrary set forth in this Agreement, the indemnification provided for in this Section 7 shall be subject to the following:

                  (a) Any Losses payable pursuant to Section 7.2 shall be paid first from the Escrow Amount.

                  (b) The amount of any Indemnifying Party's liability pursuant to this Agreement shall be determined taking into account any applicable insurance proceeds received by the Indemnified Party with respect to any Losses. If any Indemnified Party receives any such insurance proceeds after the Indemnifying Party shall have made any payment to any Indemnified Party with respect to such Losses, provided that the Indemnifying Party has complied in full with the provisions of this Section 7, such Indemnified Party shall promptly return such payment to the Indemnifying Party to the extent of such insurance proceeds received.

                  (c) No indemnification payment for any Losses shall be made pursuant to Section 7.2 (other than clauses (j), (k) and (l) thereof), on the one hand, or Section 7.3 on the other hand, unless and only to the extent the aggregate amounts which would otherwise be payable pursuant to such Section, respectively, exceeds $150,000.

                  (d) Except in connection with any breach or violation which is a result of fraud or intentional or willful misrepresentation by Metromedia or the Seller, Metromedia shall not be obligated to pay any amount for indemnification pursuant to Section 7.2, or otherwise be liable for, any amount in excess of 90% of the Purchase Price. Except in connection with any breach or violation which is a result of fraud or intentional or willful misrepresentation by the Parent or the Buyer, the Parent and the Buyer, in the aggregate, shall not be obligated to pay any amount for indemnification pursuant to Section 7.3, or otherwise be liable for, any amount in excess of 90% of the Purchase Price.

                  (e) This Section 7 shall be the sole and exclusive basis of any remedy each Party may have against any other Party for a breach or violation of a representation, warranty, covenant or agreement under this Agreement or any agreement contemplated hereby, and each party hereby waives any claim (other than under this Section 7) it may have against the other Party with respect to a breach or violation of any such representation, warranty, covenant or agreement unless such breach or violation is a result of fraud or intentional or willful misrepresentation by a Party. Nothing herein shall limit any Party's right to seek and obtain injunctive or other equitable relief and any Party successfully obtaining any such relief shall be entitled to reimbursement of reasonable attorney's fees related thereto.

      8. Post-Closing Agreements.

            8.1 Proprietary Information. The Seller and Metromedia agrees that from and after the Closing Date:

                  (a) The Seller and Metromedia shall hold in confidence, and shall cause all of their respective officers, directors and personnel to hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Assets and the business of the Division and shall not disclose, publish or make use of the same without the prior written consent of the Parent, except (i) to the extent that such information shall have become public knowledge other than by breach of an obligation of confidentiality, (ii) as required by law or (iii) as required in connection with any judicial process, including any indemnification proceeding contemplated by this Agreement.

                  (b) The Seller agrees that the remedy at law for any breach of this Section 8.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 8.1.

            8.2 Non-Solicitation and Non-Competition Agreement.

                  (a) Except as provided by law, for a period of two (2) years after the Closing Date, in the entire area in which the Seller conducted all phases of its business, including production, promotional and marketing activities, and sales, so long as the Buyer or Parent carries on a like business therein, none of the Seller, Sub or Metromedia or any of their Affiliates shall, either alone or in association with others, directly or indirectly, (i) solicit, recruit, induce, attempt to induce, or permit any organization directly or indirectly controlled thereby to solicit, recruit, induce, or attempt to induce any Division Employee not to enter into, or to leave, the employ of the Buyer or the Parent, or (ii) solicit, recruit, induce, attempt to induce for employment or engagement as an independent contractor thereof, or permit any organization directly or indirectly controlled thereby to solicit, recruit, induce, attempt to induce for employment or engagement as an independent contractor thereof, any Division Employee.

                  (b) For a period of five (5) years after the Closing Date, neither the Seller nor Metromedia nor any of their Affiliates shall engage in any business or enterprise that develops, manufactures, markets or sells any product or service in the network optimization field, so long as the Buyer or Parent carries on a like business therein, including but not limited to any business or enterprise that develops, manufactures, markets or sells any product or service that has the same or substantially the same form, function or primary application as any existing product or service developed, under substantial development, manufactured, marketed or sold by the Division on or prior to the Closing Date.

                  (c) The Parties agree that the Seller is selling the goodwill of the Division together with all or substantially all of the Division's operating assets and that the terms of the non-solicitation and non-competition provisions set forth in Sections 8.2(a) and 8.2(b) are reasonable and necessary in terms of time, activity and territory to protect the Buyer's interest. In the event that any court determines that either or both the duration or geographic scope of Sections 8.2(a) and 8.2(b) are unreasonable and that such provision is to that extent unenforceable, the Parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

                  (d) The Parties intend that these non-solicitation and non-competition provisions be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where the provisions are intended to be effective. The Seller and Metromedia agree that damages are an inadequate remedy for any breach of these provisions and that the Parent and the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief.

                  (e) Metromedia represents and warrants that immediately following the Closing, Metromedia and its Affiliates shall be in full compliance with this Section 8.2. Thereafter, Metromedia Fiber Network, Inc., a Delaware corporation, Metromedia International Group, Inc., a Delaware corporation, and Big City Radio, Inc., a Delaware corporation], each of which is an Affiliate (a "Public Company Affiliate") of Metromedia which has a class of securities registered under the Exchange Act, shall not be bound by the provisions of this
Section 8.2. Metromedia represents, warrants and covenants that the Public Company Affiliates have not been, and will not be, provided with access to any proprietary, confidential information concerning the Division or the Assets (including Division Intellectual Property).

            8.3 Provision of Data; Accounts Receivable.

                  (a) Each Party shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records of the other Parties to the extent that any of the foregoing relates to the Division or the Assets or is otherwise needed by such Party in order to comply with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations or in connection with its indemnification obligations pursuant to Section 7.

                  (b) All amounts received by the Seller relating to the Accounts Receivable, the extent that such Accounts Receivable are included in the Assets, whenever paid, shall be promptly paid over to Buyer. All amounts received by the Parent or the Buyer relating to Accounts Receivables, to the extent that such Accounts Receivables are excluded from the Assets, whenever paid, shall be promptly paid over to the Seller.

            8.4 Product Claims and Returns. The Seller shall be responsible for customer claims relating to services rendered by Seller prior to the Closing Date, and customer claims relating to, or returns of, products of Seller which
(a) were sold or licensed by the Seller prior to the Closing Date, (b) subject to the following sentence, were in the finished goods inventory of the Seller as of the Closing Date, or (c) subject to the following sentence, were work in process and more than fifty percent (50%) completed by the Closing Date. The Seller shall not be responsible under clauses (b) or (c) of the preceding sentence for customer claims relating to, or returns of, products of the Seller delivered under the DISA Contract by the Buyer or the Parent after the Closing Date, except to the extent that such claim or return resulted from the actions or omissions of the Seller or its agents prior to the Closing Date. If a customer makes a claim or seeks a return and, in the reasonable judgment of the Buyer, the claim or return is proper and in accordance with the terms of the Seller's agreement with such customer, Buyer shall replace or repair, as the case may be, the services rendered or product purchased at the Buyer's then generally prevailing prices and labor rates. Such repairs or returns shall be for the account of Seller and Seller shall promptly reimburse Buyer for the amounts thereof in excess of reserves for such items included in the Closing Balance Sheet.

            8.5 Use of Name. Within 20 days following the Closing Date, the Seller will take action to change its corporate name to a new name that does not contain, and shall not otherwise use or permit the use of the trademarks used in the business of the Division, including: Make Systems, NetMaker, NetMaker MainStation, Netmaker FieldStation, Netmaker CableStation, NetMaker XA, NetMaker Visualizer, NetMaker Interpreter, NetMaker Planner, NetMaker Analyzer, NetMaker Designer and Netool (or any confusingly similar names), which trademarks are included among the Assets purchased by the Buyer hereunder including those listed on Schedule 2.22(a).

      9. Restrictions on Transfer.

            9.1 Lock-Up. In consideration for the Parent Shares issued to the Seller in the transaction, the Seller and Metromedia hereby agree as follows:

                  (a) Except as otherwise provided herein, neither Metromedia nor the Seller shall, except with the prior written approval of the Parent, directly or indirectly, offer to sell, sell, pledge, hypothecate or otherwise transfer or dispose of, enter into any hedge or derivative transaction relating to, or which may affect the economic interest of the Seller or

Metromedia in, or agree to do any of the foregoing with respect to, any of the Parent Shares (or interest therein) for a period following the Closing Date of six months, with respect to Metromedia (the "Metromedia Lockup Period"), and one year, with respect to the Seller (the "Seller Lockup Period", and together with Metromedia Lockup Period, the "Lockup Periods"). Notwithstanding the foregoing, from and after the Closing Date (upon delivery to Parent by Metromedia of a duly executed certificate in form and substance reasonably satisfactory to Parent confirming as to Metromedia the matters addressed in Sections 2.25 and 2.26), Metromedia may acquire Parent Shares issued hereunder for fair value subject to Metromedia Lockup Period and any other applicable restrictions. Subject to any other restrictions, after the respective Lockup Period, the restrictions hereunder on the Seller and Metromedia to not offer to sell, contract to sell or otherwise sell or dispose the Parent Shares shall lapse. Notwithstanding the foregoing, if the Seller or Metromedia is then entitled to exercise rights to sell Parent Shares by the terms of the Registration Rights Agreement, subject to any other restrictions, the Seller or Metromedia shall be entitled to exercise rights to sell Parent Shares in accordance with the terms of the Registration Rights Agreement.

                  (b) The Seller and Metromedia each agrees and consents to the entry of stop transfer instructions with the Parent's transfer agent against the transfer of Parent Shares held by the Seller or Metromedia except in compliance with the foregoing restrictions.

            9.2 Transfer of Shares.

                  (a) "Restricted Shares" means (i) the Parent Shares issued in the transactions contemplated hereby, (ii) any other shares of capital stock of the Parent issued in respect of such shares (as a result of stock splits, stock dividends, reclassifications, recapitalizations, or similar events).

                  (b) The Restricted Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act, or (ii) the Seller or Metromedia, as applicable, first shall have been furnished with an opinion of legal counsel, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act. Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by the Seller, to a wholly owned subsidiary of such corporation; provided that the transferee agrees in writing to be subject to the terms of this Section 9 to the same extent as if it were the original holder of the Restricted Shares hereunder, (ii) a transfer made in accordance with Rule 144 under the Securities Act, or (ii) a transfer by the Seller to Metromedia in accordance with the terms of Section 9.1(a).

                  (c) Each certificate representing Restricted Shares shall bear a legend substantially in the following form:

                  "Transfer of the shares represented by this certificate is restricted by the terms of the Asset Purchase Agreement dated as of March 20, 2001, by and among OPNET Technologies, Inc., OPNET Development Corp., Make Systems, Inc. and Metromedia Company. In addition, the shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the OPNET Technologies, Inc. is obtained to the effect that such registration is not required."

      10. Termination.

            10.1 This Agreement may be terminated at any time prior to the Closing Date:

                  (a) By the mutual written consent of the Parties;

                  (b) By any Party, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acquisition by Buyer of the Division or any of the Assets and such order, decree, ruling or other action shall have become final and non-appealable.

                  (c) By Seller, if Parent or Buyer shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within five days after the giving of written notice by Seller to Parent specifying such breach.

                  (d) By Parent, if Seller or Metromedia shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach cannot be or has not been cured within five days after the giving of written notice by Parent to Seller specifying such breach.

                  (e) By either Parent or Seller if the Closing has not occurred on or prior to March 31, 2001.

                  (f) Effect of Termination. In the event of the termination of this Agreement by any Party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or obligation thereafter on the part of Parent, Buyer, Metromedia or Seller, other than the provisions of Section 2.27, Section 3.11, the last sentence of Section 4.5, this Section 10.2 and Section 12, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      11. Provisions Related to Metromedia.

            11.1 Representations of Metromedia. Metromedia hereby represents and warrants to the Parent and the Buyer as follows:

                  (a) Metromedia is a general partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby; Metromedia's general partners are John W. Kluge and Stuart Subotnick.

                  (b) The execution and delivery of this Agreement by Metromedia, and the agreements provided for herein, and the consummation by Metromedia of all transactions contemplated hereby, have been duly authorized by all requisite partner's action, and have been validly approved by Metromedia's partners. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Metromedia is a party constitute the valid and legally binding obligations of Metromedia, enforceable against Metromedia in accordance with their respective terms.

                  (c) The execution, delivery and performance by Metromedia of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of the partnership agreement or any other organizational documents of Metromedia;
(ii) violate, or require any filing with, or permit, authorization, order, consent or approval under, the provisions of any law, rule or regulation applicable to Metromedia or by which any of its respective properties is or may be affected; (iii) violate any judgment, decree, order or award of any Governmental Entity; or (iv) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or cause the creation of any Encumbrance upon the properties or assets of Metromedia pursuant to, any of the terms, conditions or provisions of any agreement, indenture, mortgage, deed of trust or other instrument to which Metromedia is a party or by which Metromedia or any of its properties is or may be bound.

                  (d) The Metromedia Credit Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated thereby constitute the valid and legally binding obligations of Metromedia, enforceable against Metromedia in accordance with their respective terms. All amounts owed by Seller to Metromedia under the Metromedia Credit Agreement represent valid and lawful indebtedness of the Seller incurred in respect of borrowed money. A true, correct and complete copy of Metromedia Credit Agreement has previously been made available the Buyer.

                  (e) Attached as Exhibit G hereto is a copy of a certificate duly signed on the date hereof by a duly appointed and acting executive officer of Metromedia affirming that the net worth of Metromedia was at least $50,000,000 as of the date hereof. Metromedia has no knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a material adverse effect on Metromedia, the Seller, the Division or their respective business, properties, assets (including the Assets), condition (financial or otherwise).

            11.2 Covenants. Metromedia hereby covenants and agrees as follows:

                  (a) Metromedia shall not, in its capacity as a creditor of the Seller, initiate or join in any proceedings alleging a fraudulent transfer or similar claim relating in any manner to the transactions contemplated hereby, and shall promptly remit to Buyer any and all amounts paid to Metromedia by Buyer or Parent in any such proceeding.

                  (b) Prior to the Closing, Metromedia shall not, and Metromedia shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Parent and the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Assets or the Division, or which would conflict in any manner with the transactions contemplated hereby, (ii) furnish any non-public information concerning the business, properties or assets of the Seller or the Division to any party (other than the Parent and the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Parent and the Buyer) concerning any such transaction.

                  (c) If Metromedia receives any inquiry, proposal or offer of the nature described in paragraph (b) above, Metromedia shall, as promptly as practical but in any event within three days after such receipt, notify Parent of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

                  (d) Metromedia hereby agrees to be bound by the provisions of the Confidentiality Agreement with respect to the Proprietary Information (as defined therein) of the Parent as if Metromedia had been an original party thereto, and Parent likewise agrees to be bound by the provisions of the Confidentiality Agreement with respect to the Proprietary Information of Metromedia as if Metromedia had been originally contemplated as a disclosing party thereunder.

                  (e) Metromedia shall cause the Seller to make any payments required under Sections 1.2(b), 1.7 and 4.8 when and as due.

                  (f) At the Closing, Metromedia shall sell, transfer and convey to Seller all of its right, title and interest in that certain computer software and source codes (the "Netstar Software") designed and developed by SRI International ("SRI") for Metromedia, Inc., the predecessor in interest to Metromedia, sometimes referred to by Metromedia and SRI as "Netstar," a telecommunications network design and optimization software package. Metromedia owns all of the Netstar Software. At the Closing, Metromedia shall deliver to the Seller an instrument of assignment with respect to the Netstar Software in form and substance reasonably satisfactory to the Buyer.

      12. Miscellaneous.

            12.1 Transfer and Sales Tax. Notwithstanding any provisions of law imposing the burden of such Taxes on the Seller or the Buyer, as the case may be, the Seller and Metromedia, on the one hand, and Buyer and the Parent, on the one hand, shall divide equally (a) all sales, use and transfer Taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the Assets hereunder. If any Party shall fail to pay the portion of such Taxes or charges that it is required to pay pursuant to the previous sentence on a timely basis, any other Party may pay such Taxes or charges to the appropriate governmental authority or authorities, and the non-paying Party shall promptly reimburse the paying Party for any amounts so paid by it.

            12.2 Notices.

            Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by facsimile, overnight courier or, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the Parties may have given notice:

         To the Seller:          Make Systems, Inc.
                                 1 Waters Park Drive
                                 Suite 250
                                 San Mateo, CA  94403
                                 Fax:  650-941-5856
                                 Attn: Chief Financial Officer

         With a copy to:         Paul, Weiss, Rifkind, Wharton & Garrison
                                 1285 Avenue of the Americas
                                 New York, NY  10019-6064
                                 Fax:  212-757-3990
                                 Attn: Douglas A. Cifu, Esq.

         To Metromedia:          Metromedia Company
                                 One Meadowlands Plaza
                                 East Rutherford, NJ 07073
                                 Fax:  201-531-2803
                                 Attn: David A. Persing, Esq.

         With a copy to:         Paul Weiss Rifkind Wharton & Garrison
                                 1285 Avenue of the Americas
                                 New York, NY  10019-6064
                                 Fax:  212-757-3990
                                 Attn: Douglas A. Cifu, Esq.

         To the Parent
         and/or the Buyer:       OPNET Technologies, Inc.
                                 7255 Woodmont Avenue
                                 Bethesda, MD  20814-2959
                                 Fax:  240-497-2001
                                 Attn: Marc Cohen

         With a copy to:         Hale and Dorr LLP
                                 11951 Freedom Drive, Suite 1400
                                 Reston, VA  20190
                                 Fax:  703-654-7100
                                 Attn: Brent B. Siler, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, by facsimile or by overnight courier; or (b) two business days after being sent, if sent by registered or certified mail.

            12.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, except that the Parties may not assign their respective obligations hereunder without the prior written consent of the other Parties. Any assignment in contravention of this provision shall be void.

            12.4 Entire Agreement; Amendments; Attachments.

                  (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the Parties pursuant hereto represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties. The Parties, by the consent of their respective Boards of Directors, or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by thereby.

                  (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

            12.5 Expenses. Except as expressly otherwise provided in this Agreement, the Seller and Metromedia, on the one hand, and Parent, and the Buyer, on the other hand, shall each bear its own costs and expenses (including legal, accounting and broker fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

            12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof related to conflict of laws.

            12.7 Section Headings. The section headings are for the convenience of the Parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

            12.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of and on the date first above written.

                                        MAKE SYSTEMS, INC.

                                        /s/ Richard Wood

                                        ----------------------------------------
                                        Name: Richard Wood

                                        Title: Chief Financial Officer


                                        METROMEDIA COMPANY

                                        (for purposes of Sections 4.6, 4.9(c),
                                        5.2, 7, 8.1, 8.2, 9, 10, 11 and 12 only)

                                        /s/ David A. Persing

                                        ----------------------------------------
                                        Name: David A. Persing

                                        Title: Senior Vice President


                                        OPNET TECHNOLOGIES, INC.

                                        /s/ Joseph F. Greeves

                                        ----------------------------------------
                                        Name: Joseph F. Greeves

                                        Title: Senior Vice President and Chief
                                        Financial Officer


                                        OPNET DEVELOPMENT CORP.

                                        /s/ Joseph F. Greeves

                                        ----------------------------------------
                                        Name: Joseph F. Greeves

                                        Title: Senior Vice President and Chief
                                        Financial Officer